Exhibit 10.18

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of             , 2008 by and among China Distance Education Holdings Limited, a company organized under the laws of Cayman Islands (the “Company”); China Distance Education Limited (“CDEL HK”), a private company limited by shares and incorporated in Hong Kong; and (each, a “PRC Subsidiary,” and collectively, the “PRC Subsidiaries”), each a wholly foreign-owned enterprise established under the laws of the People’s Republic of China (the “PRC”); (the “PRC LLC,” and together with the PRC Subsidiaries, collectively, the “PRC Companies” and each, a “PRC Company”), a limited liability company organized under the laws of the PRC; Champion Shine Trading Limited , a business company organized under the laws of the British Virgin Islands (“Champion Shine”); Empire China Limited , a private company limited by shares and incorporated in Hong Kong (“Empire China”); ZHU Zhengdong, an individual holding PRC ID No. 320102196806142439 and residing at Room 707, No. 7 Building, Taiyueyuan, Haidian District, Beijing, the PRC (“ZZD” and together with Champion Shine and Empire China, the “Ordinary Shareholders” and each, an “Ordinary Shareholder”); each of the individuals listed on Exhibit A hereto (together with ZZD, the “Founder” and each of a “Founder”); and Orchid Asia III, L.P., a company organized under the laws of the Cayman Islands (“Orchid III”), Orchid Asia Co-Investment Limited, a business company organized under the laws of the British Virgin Islands (“Orchid Co-Investment”) and Artson Limited, a business company organized under the laws of the British Virgin Islands (“Artson,” and together with Orchid III and Orchid Co-Investment, the “Investors” and each individually, an “Investor”). Orchid III and Orchid Co-Investment shall collectively be referred to as “Orchid.” The Company, CDEL HK and the PRC Companies shall be collectively referred to as the “Group Companies” and individually referred to as a “Group Company.” The Group Companies, Ordinary Shareholders and the Founders shall be collectively referred to as the “Covenantors,” and individually referred to as “Covenantor.” The Investors, the Founders, the Ordinary Shareholders and the Group Companies shall collectively be referred to as the “Parties,” and individually referred to as a “Party.” For the purposes of this Agreement, “Business Days” shall mean any day (excluding public holidays in the PRC) on which banks generally are open for business in the PRC, excluding Saturdays and Sundays.

RECITALS

(A) The Ordinary Shareholders, the Founders and CDEL HK are, inter alia, parties to that certain Shareholders Agreement, dated March 13, 2007 (the “Prior Agreement”). For and in consideration of the release and termination of their obligations under the Prior Agreement pursuant to that certain Shareholders Agreement Termination and Waiver dated             , 2008, the Ordinary Shareholders, the Founders and CDEL HK agree to enter into and be bound by the terms and conditions of this Agreement.

(B) For and in consideration of their agreement to enter into the Share Exchange Agreement dated             , 2008 (the “Share Exchange Agreement”), under which Champion Shine, Empire China and the Investors are to transfer their shares in CDEL HK to the Company in exchange for shares of the Company, the Company, Champion Shine, Empire China and the Investors have agreed to enter into and be bound by the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.	INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1 Information and Inspection Rights. The Company covenants and agrees with each Investor that, commencing on the date of this Agreement, for so long as an Investor does not dispose of (by way of sale) more than 30% of the voting, convertible, redeemable Series A preferred shares of the Company (the “Series A Shares”) held by it as at the date of this Agreement and the ordinary shares of the Company (the “Ordinary Shares”) issuable upon conversion of such Series A Shares, the Company shall deliver to that Investor:

(a) audited annual consolidated financial statements, within ninety (90) Business Days after the end of each fiscal year of the Company ending September 30, prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”) or International Financial Reporting Standards (“IFRS”) to be determined by the Ordinary Shareholders at their discretion and applied on a consistent basis and audited by a “Big 4” accounting firm of the Company’s choice;

(b) unaudited monthly consolidated financial statements (containing a profit and loss statement, balance sheet and cash flow statement), within thirty (30) Business Days of the end of each month, certified by the Chief Financial Officer or Financial Controller of the Company, which shall contain a reasonably detailed financial reporting in an agreed format setting forth (i) the Company’s actual results, in each case as determined in accordance with U.S. GAAP or IFRS to be determined by the Ordinary Shareholders at their discretion, (ii) target numbers in the consolidated net revenues of the Company (“Consolidated Net Revenues”) as set forth in the Financial Plan (as defined below) then in effect with respect to the relevant month and (iii) target numbers for Consolidated Net Revenues for the following twelve (12)-month period;

(c) an annual consolidated financial and business plan and operating plan and budget for the following fiscal year that has been approved by the Company’s board of directors (the “Board”) including the approval of both Investor Appointed Directors (as defined below) (the “Financial Plan”), within thirty (30) days prior to the end of each fiscal year;

(d) a report comparing the Financial Plan to the annual and monthly financial reports required under Sections 1.1(a) and 1.1(b) to be delivered to the Investor in a format that is reasonably satisfactory to the Investors within a reasonable time after the annual and monthly financial reports are delivered; and

(e) copies of all documents or other written information sent to any shareholder; and

(f) upon the written request by the Investor, such other information as such Investor shall reasonably request, the provision of which by the Group Companies is not in violation of any applicable laws of the Cayman Islands or the PRC (collectively, the “Information Rights”).

The Company further covenants and agrees that, commencing on the date of this Agreement, for so long as any Series A Shares are in issue and held by an Investor, such Investor shall have the right to inspect facilities, accounting records and books of the Group Companies at least one (1) time per month during regular working hours with at least seven (7) Business Days prior written notice to the Company to the extent that such inspection rights do not contravene any applicable laws of the Cayman Islands or the PRC (the “Inspection Rights”).

Notwithstanding the aforesaid, the Information Rights and Inspection Rights of the Investors hereunder shall terminate upon consummation of a firm commitment underwritten public offering of the Ordinary Shares of the Company on an internationally recognized regional or national securities exchange or the NASDAQ Global Market System and/or that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), which results in gross proceeds to the Company of at least US$70,000,000 (excluding underwriter discounts and commissions) and which is carried out on the basis of an offering price per Ordinary Share of not less than three (3) times the original subscription price of US$0.615553 per Series A Share (on an as-converted basis and as adjusted for share dividends, splits, combinations, recapitalizations and similar events) (a “Qualified Public Offering”).

1.2 Board Representation; Observers.

(a) The Company’s Amended and Restated Articles of Association (the “Restated Articles”) shall provide that the Board shall consist of eight (8) directors. The holders of Series A Shares shall be entitled to appoint and remove two (2) directors (the “Investor Appointed Directors” and each, individually, an “Investor Appointed Director”), of which, one (1) Investor Appointed Director shall be appointed or removed by Orchid and one (1) Investor Appointed Director shall be appointed or removed by Artson; and such rights shall be exercisable by prior notice in writing to the Company. The Orchid appointed Investor Appointed Director shall initially be Ray Yang and the Artson appointed Investor Appointed Director shall initially be SHI Jianming (Ken). The Company shall reimburse and the Board shall approve the reimbursement to all directors for all reasonable and necessary expenses (including airfare, transportation, meals and lodging) they incur in connection with attending any meetings of the Board and all committees thereof. The Board shall determine and approve a reasonable director’s fee to be paid to each director and the Company shall pay such director’s fee. The Company shall procure that (i) in-person Board meetings are held at least once every three (3) months and (ii) teleconference Board meetings are held at least once every two (2) months; and the Company shall further procure that a notice of each meeting, agenda of the business to be transacted at the meeting and all documents and materials to be circulated at or presented to the meeting are sent to all directors entitled to receive notice of the meeting at least seven (7) days before the meeting and a copy of the minutes of the meeting is sent to such persons within thirty (30) days following the meeting. Unless otherwise determined by the Board including the approval of at least one (1) Investor Appointed Director, the quorum of a Board meeting shall be four directors and shall include one (1) Investor Appointed Director provided that the Investors shall procure their respective Investor Appointed Directors to attend the Board meeting. If within the first fifteen minutes from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such other day, time and place as the Chairman of the Board may determine. If at such adjourned meeting a quorum is not present within the first fifteen minutes from the time appointed for the meeting, the directors present at such adjourned meeting shall be the quorum.

(b) If the Board establishes any committee of the Board, at least one (1) of the Investor Appointed Directors shall serve on each such committee, subject to applicable laws, regulations and rules.

1.3 To the extent permitted by applicable law, all necessary action shall be taken by the Company so that the board of directors of each of the PRC Subsidiaries shall have substantially the same number of directors and consist of the same directors as the Board and in all instances, one (1) director of each respective PRC Subsidiary shall be designated by Orchid and one (1) director of each respective PRC Subsidiary shall be designated by Artson.

1.4 Conversion of Series A Shares. The Parties agree that the holders of the Series A Shares have conversion rights as follows (the “Series A Conversion Rights”), which Series A Conversion Rights shall be set out in this Section 1.4 and Section 1.5:

(a) Right to Convert Series A Shares. Unless converted earlier pursuant to Section 1.4(b) below, each Series A Share shall be convertible, at the option of the holder thereof, at any time after the date of the first issuance of the Series A Shares into such number of fully paid and nonassessable Ordinary Shares as determined by dividing the original subscription price of US$0.615553 per Series A Share (the “Series A Issue Price”) by the Series A Conversion Price (as defined below), determined as hereinafter provided, in effect at the time of the conversion, PROVIDED, HOWEVER, that on any redemption of any Series A Shares (other than a redemption to effect a conversion) or any liquidation of the Company, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series A Shares. The price at which Ordinary Shares shall be deliverable upon conversion of the Series A Shares (the “Series A Conversion Price”) shall initially be US$0.615553 per Ordinary Share. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided. Nothing in this Section 1.4(a) shall limit the automatic conversion rights of Series A Shares described in Section 1.4(b) below.

(b) Automatic Conversion. Each Series A Share shall automatically be converted into Ordinary Shares at the then effective Series A Conversion Price upon the earlier of (i) the vote to so convert of the holders of no less than fifty-one percent (51%) of the Series A Shares, voting as a single class, or (ii) upon the consummation of a Qualified Public Offering. In the event of the automatic conversion of the Series A Shares upon consummation of a Qualified Public Offering as described above, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Series A Shares shall not be deemed to have converted such Series A Shares until immediately prior to the consummation of such Qualified Public Offering.

(c) Fractional Shares. No fractional Ordinary Share shall be issued upon conversion of the Series A Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the current value of such fraction, calculated to the nearest one-hundredth (1/100) of a share, to be computed on the basis of the fair market value per share as determined reasonably and in good faith by the Directors of the Company.

(i) Mechanics of Optional Conversion. In the event of an optional conversion pursuant to Section 1.4(a), before any holder of Series A Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor at the registered office of the Company and shall give written notice to the Company at such office that the holder elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Shares a certificate or certificates for the number of Ordinary Shares to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

(ii) Mechanics of Automatic Conversion. In the event of an automatic conversion pursuant to Section 1.4(b), all holders of record of Series A Shares will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified Public Offering be the latest practicable date immediately prior to the consummation of a Qualified Public Offering) and the place designated for automatic conversion of all such Series A Shares pursuant to this Section 1.4. Such notice shall be sent by overnight courier, postage prepaid, to each record holder of the Series A Shares at such holder’s address appearing on the register of members of the Company. On or before the date fixed for conversion, each holder of Series A Shares shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall, as soon as practicable thereafter, receive certificates for the number of Ordinary Shares to which such holder is entitled pursuant to this Section 1.4 and a check payable to the holder in the amount of any cash amounts payable as a result of a conversion into fractional Ordinary Shares. On the date fixed for conversion, the register of members of the Company shall be updated to show that all the Series A Shares have been converted and all rights with respect to the Series A Shares so converted will terminate, with the exception of the rights of the holders thereof, upon surrender of the certificate or certificates therefor, to receive Ordinary Shares (which shall be recorded as issued to such holder in the register of members of the Company) and certificates for the number of Ordinary Shares into which such Series A Shares has been converted and payment of any accrued but unpaid dividends thereon.

(d) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the Series A Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Shares, and if at any time the authorized share capital of the Company shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Shares, in addition to such other remedies as shall be available to the holder of such Series A Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized share capital to such number of shares as shall be sufficient for such purposes.

1.5 Adjustments to Conversion Price.

(a) Special Definitions. For purposes of Sections 1.4 and 1.5, the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Series A Shares issued pursuant to the Share Exchange Agreement and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “Additional Ordinary Shares” shall mean all Ordinary Shares issued (or, pursuant to Section 1.5(c), deemed to be issued) by the Company after the date of the first sale and issuance of the Series A Shares (the “Series A Original Issue Date”), other than:

(A)	Ordinary Shares issued or issuable upon conversion of Series A Shares;

(B)	any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(C)	any securities issued upon the exercise, conversion or exchange of any issued security if such issued security constituted a Additional Ordinary Share;

(D)	any securities issued pursuant to a Qualified Public Offering;

(E)	that specific number of Ordinary Shares (as adjusted for any share dividends, combinations, splits, recapitalization and including any such shares which are repurchased) reserved for and issuable or issued to officers, directors, employees, consultants, or advisors of the Group Companies pursuant to options under any share incentive or stock option plan that is approved by the Board;

(F)	any dividend or distribution on Series A Shares or any share issued in connection with any event for which adjustment is made pursuant to Sections 1.5(f) and 1.5(g);

(G)	Ordinary Shares or Convertible Securities issued pursuant to a bona fide acquisition, merger, consolidation, strategic alliance, license of technology or similar business combination or strategic transaction, the terms of which have been approved by the Board; or

(H)	any securities issued to banks, lenders, or equipment lessors pursuant to any loan, line of credit, equipment lease of bank financing agreement; provided that such agreement is approved by the Board.

(b) No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of and immediately prior to such issue.

(c) Deemed Issue of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, PROVIDED that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 1.5(e) hereof) of such Additional Ordinary Shares would be less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and PROVIDED FURTHER that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i) no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(iv) no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Series A Conversion Price to an amount which exceeds the lower of (i) the Series A Conversion Price on the original adjustment date, or (ii) the Series A Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Series A Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d) Adjustment of Conversion Price Upon Issuance of Additional Ordinary Shares. In the event that after the Series A Original Issue Date the Company shall issue or shall have been deemed to issue Additional Ordinary Shares without consideration or for a consideration per share less than the Series A Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Series A Conversion Price shall (except as otherwise provided in this Section 1.5) be reduced, concurrently with such issuance, to a price equal to the price paid per share for such Additional Ordinary Share.

(e) Determination of Consideration. For purposes of this Section 1.5, the consideration received by the Company for the issue of any Additional Ordinary Shares shall be computed as follows:

(i) Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Directors; PROVIDED, HOWEVER, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in paragraphs (A) and (B) above, as determined in good faith by the Board.

(ii) Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Section 1.5(c), relating to Options and Convertible Securities, shall be determined by dividing

(x)	the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Adjustments for Shares Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g) Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or sets a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities or assets of the Company other than Ordinary Shares then and in each such event provision shall be made so that the holders of Series A Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Series A Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Section 1.5 with respect to the rights of the holders of the Series A Shares.

(h) Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Series A Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each Series A Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Series A Shares immediately before that change, all subject to further adjustment as provided herein.

(i) No Impairment. The Company will not, by amendment of its Memorandum of Association and Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Section 1.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Series A Conversion Rights against impairment.

(j) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 1.5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Series A Shares.

(k) To the extent as permitted by Cayman Islands law, in the event the Company shall declare a dividend upon the Ordinary Shares payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles in the United States or International Financial Reporting Standards, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as “Liquidating Dividends”), then as soon as possible after the conversion of any Series A Shares, the Company shall pay to the person converting such Series A Shares an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Ordinary Shares which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Ordinary Shares by reason of share splits, share dividends or bonus issues, mergers or reorganizations, or for any other reason). For purposes of this Section 1.5, a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Directors.

(l) Miscellaneous.

(i) All calculations under Sections 1.4 and 1.5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii) The holders of no less than fifty-one percent (51%) of the outstanding Series A Shares shall have the right to challenge any determination by the Board of fair value pursuant to Sections 1.4 and 1.5, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging parties.

(iii) No adjustment in the Series A Conversion Price need be made if such adjustment would result in a change in such Series A Conversion Price of less than US$0.0001. Any adjustment of less than US$0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0001 or more in such Series A Conversion Price.

(m) Financial Targets; Fiscal Year 2007 and Fiscal Year 2008 Adjustment to Conversion Price.

Immediately after the Net Profit (as defined below) becomes available in each fiscal year stated below, the Series A Conversion Price shall be subject to the below adjustments:

(i) Net Profit of 2007. If the Net Profit of the fiscal year beginning from October 1, 2006 and ending on September 30, 2007 (“Fiscal Year 2007”) is less than RMB50,000,000, the Series A Conversion Price shall be adjusted in accordance with the below formula (provided that the Series A Conversion Price shall be adjusted in accordance with the formula as set out in Section 1.5(m)(ii) if the exercise of the conversion right of the Series A Shares is made on or after the availability of the Net Profit of the fiscal year ending September 30, 2008):

NCP	=	US$0.615553 /((91,877,000*8,000,000*7.7453)/(12,996,000*(Net Profit of Fiscal Year 2007*10 - 8,000,000*7.7453)))

NCP	=	new Series A Conversion Price

(ii) Net Profit of 2008. If the Net Profit of the fiscal year beginning from October 1, 2007 and ending on September 30, 2008 (“Fiscal Year 2008”) is less than RMB100,000,000, the Series A Conversion Price shall be adjusted in accordance with the below formula:

NCP	=	US$0.615553 /((91,877,000*8,000,000*7.7453)/(12,996,000*(Net Profit of Fiscal Year 2008*5 - 8,000,000*7.7453)))

NCP	=	new Series A Conversion Price

(iii) For the purpose of this Section 1.5, “Net Profit” shall mean the consolidated net profit of the Company or its predecessor-in-interest, CDEL HK, as the case may be, as audited by a “big 4” accounting firm (“Big 4 Firm”) in accordance with U.S. GAAP or IFRS as determined by the Company and applied on a consistent basis and excluding extraordinary and exceptional one-time income items and any fees and expenses incurred with respect to any equity financing, potential initial public offering or potential merger or acquisition of the Company that are approved by the Investors.

(n) Confirmation and Certificate as to Adjustments for Financial Targets. In the event that adjustment is required under Sections 1.5(m)(i) or 1.5(m)(ii), within one (1) month after the Net Profit of Fiscal Year 2007 and Net Profit of Fiscal Year 2008 become available and are provided by the Company to the Investors, the Company shall, at its expense, promptly compute any adjustment or re-adjustment in accordance with the terms hereof and furnish to each Investor a certificate setting forth (i) such adjustments and re-adjustments if any, (ii) the Series A Conversion Price, at the time in effect, and (iii) the number of Ordinary Shares which at the time would be received upon the conversion of Series A Shares and the Investors shall furnish to the Company a confirmation confirming that each of them agrees to the adjustment as stated in such certificate within seven (7) days after delivery of the certificate by the Company to the Investors.

2.	REGISTRATION RIGHTS.

2.1 Applicability of Rights. The holders of Series A Shares shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States. Although the terms of this Section 2 are drafted primarily in contemplation of securities offerings in the United States, the Parties recognize the possibility that there may be one or more registrations in a jurisdiction other than the United States, including, without limitation, Hong Kong. It is, accordingly, their intention that whenever this Agreement refers to a law or institution of the United States, but the Parties wish to effectuate a registration in a different jurisdiction, reference in this Agreement to the laws or institutions of the United States shall be read as referring, mutatis mutandis, to the comparable laws or institutions of the jurisdiction in question, so far as permitted under that laws or institutions of the jurisdiction in question.

2.2 Definitions. For purposes of this Section 2:

(a) Registration. The terms “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any Series A Shares, (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by an Investor. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued and outstanding, issuable upon conversion of Series A Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, right or other security then outstanding which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares described in clause (1) of Section 2.2(b).

(d) Holder. For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form S-3 and Form F-3. The terms “Form S-3” and “Form F-3” means such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g) Securities Act. The term “Securities Act” means the United States Securities Act of 1933, as amended.

2.3 Demand Registration.

(a) Request by Holders. If the Company shall at any time after six (6) months following a Qualified Public Offering receive a written request from the Holders of a majority in interest of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a).

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, at least seventy-five percent (75%) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included, and provided, further, that prior to reducing the number of any Registrable Securities issuable upon conversion of Series A Shares then issued and outstanding or issuable (including any Ordinary Shares issued or issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Shares described in Clause (1) of Section 2.2(b)), the Company shall first exclude all other securities for which registration is being sought in connection with such underwriting.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than five (5) such demand registrations pursuant to this Section 2.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the Chairman or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e) Expenses. All expenses incurred in connection with any registration pursuant to this Section 2.3, including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company, counsel for the Holders and depositary counsel (if any) (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.3 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, and commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to this Section 2.3 (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 2.3.

2.4 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.3 or Section 2.5 of this Agreement or to any employee benefit plan or a corporate reorganization) and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities issuable upon conversion of Series A Shares then issued and outstanding or issuable (including Ordinary Shares issuable upon the conversion or exercise of any warrant, right or other security which is issued as a dividend or other distribution with respect to, or in exchange for or in replace of, any Series A Shares described in Clause (1) of Section 2.2(b)) on a pro rata basis, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below seventy-five percent (75%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.4 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), including, without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, counsel for the Holders and depositary counsel (if any), shall be borne by the Company.

(d) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5 Form S-3 or Form F-3 Registration. In case the Company shall at any time after March 13, 2008 receive from any Holder or Holders of a majority of all Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(1) if Form S-3 or Form F-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(3) if the Company shall furnish to the Holders a certificate signed by the Chairman or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form S-3 or Form F-3 Registration (or equivalent registration in a jurisdiction outside of the United States) to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 or Form F-3 registration statement (or equivalent registration statement in a jurisdiction outside of the United States) no more than once during any twelve (12) month period for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.5;

(4) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4(a); or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 2.5 (excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), including without limitation all U.S. federal, “blue sky” and all foreign registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, counsel for the Holders and depositary counsel (if any).

(d) Not Demand Registration. Form S-3 or Form F-3 registrations (or equivalent registrations outside of the United States) shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s).

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.7 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act, other federal or state law, or any other law or regulation of any jurisdiction outside the United States, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act, any federal or state securities law, or any other law or regulation of any jurisdiction outside the United States in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration by such Holder, or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder, jointly and severally, will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.8 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.8; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

2.9 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.3, 2.4 or 2.5 after five (5) years following the consummation of the initial Qualified Public Offering, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.10 No Registration Rights to Third Parties. Without the prior written consent of the Holders of a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form S-3 or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.11 Market Stand-Off. Each Holder and Ordinary Shareholder agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time not exceeding one hundred and eighty (180) days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The foregoing provision of this Section 2.11 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement or any offering after the initial public offering, and shall only be applicable to the Holders if all officers, directors and holders of one percent (1%) or more of the Company’s issued share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of one percent (1%) or more of the Company’s issued share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities holding at least one percent (1%) of the then issued share capital of the Company to execute prior to a Qualified Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.11.

2.12 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form S-3 or F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) Use reasonable, diligent efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form S-3 or F-3

(at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3 or F-3.

3.	RIGHT OF PARTICIPATION.

3.1 General. Each holder of Series A Shares and holder of Ordinary Shares (each such holder being hereinafter referred to as a “Participation Rights Holder”) shall have the right of first offer to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then in issue (immediately prior to the issuance of New Securities giving rise to the Right of Participation).

3.3 New Securities. For the purposes of this Agreement, “New Securities” shall mean any Series A Shares, any other shares of the Company designated as preferred shares, Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Series A Shares, Ordinary Shares, any other shares of the Company designated as preferred shares and any securities of any type whatsoever that are, or may become, convertible or exchangeable into such Series A Shares, Ordinary Shares, any other shares of the Company designated as preferred shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) Ordinary Shares issued or issuable upon conversion of Series A Shares;

(b) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(c) any securities issued upon the exercise, conversion or exchange of any issued security if such issued security constituted a New Security;

(d) any securities issued pursuant to a Qualified Public Offering;

(e) that specific number of Ordinary Shares (as adjusted for any share dividends, combinations, splits, recapitalization and including any such shares which are repurchased) reserved for and issuable or issued to officers, directors, employees, consultants, or advisors of the Group Companies pursuant to options under any share incentive or stock option plan that is approved by the Board;

(f) any dividend or distribution on the shares of the Company or any share issued in connection with any event for which adjustment is made pursuant to this Agreement;

(g) Ordinary Shares or any evidences of indebtedness, shares (other than Series A Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares (“Convertible Securities”) issued pursuant to a bona fide acquisition, merger, consolidation, strategic alliance, license of technology or similar business combination or strategic transaction, the terms of which have been approved by the Board; or

(h) any securities issued to banks, lenders, or equipment lessors pursuant to any loan, line of credit, equipment lease of bank financing agreement; provided that such agreement is approved by the Board.

3.4 Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have ten (10) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such ten (10) Business Days period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to the other Participation Rights Holders who exercised their Right of Participation (collectively, the “Rights Participants” and each, a “Rights Participant”) in accordance with subsection (a) above. Each Rights Participant shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Rights Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Rights Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Rights Participants. Each Rights Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Rights Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

3.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation, within ten (10) days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6 Termination. The Right of Participation for any Participation Rights Holder shall terminate upon the consummation of a Qualified Public Offering.

4.	TRANSFER RESTRICTIONS.

4.1 Certain Definitions. For the purposes of this Section 4, “Ordinary Shares” means (i) the Company’s issued Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company’s issued Series A Shares, (iii) the Ordinary Shares issuable upon exercise of issued options or warrants and (iv) the Ordinary Shares issuable upon conversion of any convertible securities issued by the Company; “Restricted Shares” means the Company’s Ordinary Shares now owned or subsequently acquired by any Ordinary Shareholder; “Rights Holder” means each of the Investors, and their permitted assignees to whom their rights under this Section 4 have been duly assigned in accordance with Section 5.

4.2 Sale by Ordinary Shareholder Notice of Sale. Subject to Section 4.6 below, if an Ordinary Shareholder (the “Selling Shareholder”) proposes to sell or transfer any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and each Rights Holder prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Restricted Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.3 Right of Refusal. Each Rights Holder and the Company shall have a right of refusal as set forth herein.

(a) Right of First Refusal. Each Rights Holder shall have the right, exercisable upon written notice (the “First Refusal Notice”) to the Selling Shareholder, the Company and each other Rights Holder within twenty (20) days after receipt of the Transfer Notice (the “First Refusal Period”) of its election to exercise its right of first refusal hereunder. The First Refusal Notice shall set forth the number of Offered Shares that such Rights Holder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Rights Holder.

(b) First Refusal Allotment. Each Rights Holder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by such Rights Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) owned by all the Rights Holders at the time of the transaction. A Rights Holder will not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the First Refusal Period to purchase up to all of its First Refusal Allotment of the Offered Shares. To the extent that any Rights Holder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Company shall, within five (5) days after the end of the First Refusal Period, make such adjustments to the First Refusal Allotment of each exercising Rights Holder so that any remaining Offered Shares may be allocated to those Rights Holders exercising their right of first refusal on a pro rata basis based on their shareholding inter se and notify the exercising Rights Holders of their rights to purchase such remaining Offered Shares. Such exercising Rights Holders shall have up to a period of ten (10) days from the end of the First Refusal Period (the “Over-allotment Period”) to notify the Selling Shareholders, the Company and each other Rights Holder of the number of remaining Offered Shares they wish to purchase, if any.

(c) Company’s Right of First Refusal. To the extent the Rights Holders fail or decline to purchase any or all of the Offered Shares by exercising their rights under Sections 4.3(a) and 4.3(b) within the period provided, the remaining Offered Shares shall be subject to the right of the Company pursuant to this Section 4.3(c). The Company shall have an option for a period of ten (10) days from the end of the Over-allotment Period to elect to repurchase any remaining Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. The Company may exercise such repurchase option and repurchase all or any portion of the remaining Offered Shares by notifying the Selling Shareholder in writing before expiration of such ten (10) day period as to the number of shares that it wishes to purchase.

(d) Expiration Notice. On the tenth (10th) day after expiration of the Over-allotment Period the Company will give written notice (the “Refusal Expiration Notice”) to the Selling Shareholder specifying either (i) that all of the Offered Shares have been purchased by the Rights Holders or the Company exercising their right of first refusal or (ii) that the Rights Holders and Company have not purchased all of the Offered Shares in which case the Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale right described in Section 4.4 below.

(e) Purchase Price. The purchase price for the Offered Shares to be purchased by the Rights Holders or Company exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in Section 4.3(e) below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Company, the Rights Holders and the Selling Shareholder, absent fraud or manifest error.

(f) Payment. Payment of the purchase price for the Offered Shares purchased by the Rights Holders or repurchased by the Company (as the case may be) shall be made within ten (10) days following the date of the Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder against the delivery of the Offered Shares to be purchased or repurchased at a place agreed upon between the parties and at the time of the scheduled closing therefor.

(g) Rights as a Ordinary Shareholder or Rights Holder. If any Rights Holder or the Company exercises its right of refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Rights Holder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Rights Holder or the Company in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Rights Holder or for repurchase (as the case may be).

(h) Application of Co-Sale Right. If the Rights Holders or the Company have not elected to purchase or repurchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right set forth in Section 4.4 below.

4.4 Co-Sale Right. To the extent that the Rights Holders or the Company have not exercised their right of first refusal with respect to all the Offered Shares, each Rights Holder shall have the co-sale rights as set forth herein.

(a) Co-Sale Right. Each Rights Holder shall have the right, exercisable upon written notice (the “Co-Sale Notice”) to the Selling Shareholder, the Company and each other Rights Holder within ten (10) days after receipt of the Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Restricted Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares (on an as-converted basis) that such Rights Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Rights Holder. To the extent one or more of the Rights Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced.

(b) Co-Sale Pro Rata Portion. Each Rights Holder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Rights Holder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Rights Holders and the Selling Shareholder (“Co-Sale Pro Rata Portion”). To the extent that any Rights Holder does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder and the Participation Rights Holders shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each Participation Rights Holder so that any remaining Offered Shares may be allocated to other Participation Rights Holders on a pro rata basis.

(c) Transferred Shares. Each Participation Rights Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser the following transfer documents (collectively, the “Transfer Documents”): the relevant instrument of transfer (duly signed by the Participation Rights Holder) together with the relevant certificates which represent:

(i) the number of Ordinary Shares which such Rights Holder elects to sell;

(ii) that number of Series A Shares which is at such time convertible into the number of Ordinary Shares that such Rights Holder elects to sell; provided, however, that if the prospective purchaser objects to the delivery of Series A Shares, in lieu of Ordinary Shares, such Rights Holder shall convert such Series A Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(c)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) a combination of the above.

(d) Payment to Rights Holders. The Transfer Documents that the Participation Rights Holder delivers to the Selling Shareholder pursuant to Section 4.4(c) shall be delivered to the prospective purchaser in consummation of the sale of the Restricted Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Rights Holder that portion of the sale proceeds to which such Rights Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase shares or other securities from a Rights Holder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Restricted Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Rights Holder.

(e) Right to Transfer. To the extent the Rights Holders do not elect to purchase, or to participate in the sale of, the Restricted Shares subject to the Transfer Notice, the Selling Shareholder may, not later than one hundred twenty (120) days following delivery to the Company and each Rights Holder of the Transfer Notice, conclude a transfer of the Restricted Shares covered by the Transfer Notice and not elected to be purchased by the Rights Holders on terms and conditions not materially different from those described in the Transfer Notice. Any proposed transfer on terms and conditions materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Restricted Shares by the Selling Shareholder, shall again be subject to the right of refusal and the co-sale rights of the Rights Holders and shall require compliance by the Selling Shareholder with the procedures described in Section 4.3 and Section 4.4 of this Agreement.

4.5 Exempt Transfers. Subject to Section 4.6(a) hereof, the right of refusal and co-sale rights of the Rights Holders and the Company shall not apply to any sale or transfer of the Restricted Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; provided that documentation therefor is provided to the Investors.

4.6 Prohibited Transfers.

(a) General. Notwithstanding anything to the contrary contained herein, none of the Ordinary Shareholders shall for a period of four (4) years following March 13, 2007, without the prior written consent of the holders of at least 51% of the Series

A Shares in issue, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions more than ten percent (10%) of the Ordinary Shares or any options held by such Ordinary Shareholder as of the date of this Agreement or thereafter acquired, to any person prior to the consummation of a Qualified Public Offering.

(b) Put Option. In the event any Ordinary Shareholder should directly or indirectly sell, assign, transfer, hypothecate, pledge, mortgage, encumber or otherwise dispose of any interest in Ordinary Shares in contravention of the transfer restrictions in Section 4 (a “Prohibited Transfer”), the Investors shall have the put option provided below, and such Ordinary Shareholder shall be bound by the applicable provisions of such option.

(i) In the event of a Prohibited Transfer, each Investor shall have the right to sell to the Ordinary Shareholder the type and number of Ordinary Shares equal to the number of Ordinary Shares such Investor would have been entitled to transfer to the third-party transferee under Section 4.4 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(ii) The price per share at which the shares are to be sold to the Ordinary Shareholder shall be equal to the highest of (x) one hundred and twenty percent (120%) of the Series A Issue Price, (y) the fair market value of the Series A Shares be sold pursuant to such put option or (z) the price per share paid by the third-party transferee to the Ordinary Shareholder in the Prohibited Transfer. The Ordinary Shareholder shall also reimburse each Investor for any and all fees and expenses, including legal fees and expenses, reasonably and properly incurred pursuant to the exercise or the attempted exercise of such Investor’s rights under Section 4.

(iii) Within ninety (90) days after the later of the dates on which the Investor (1) received notice of the Prohibited Transfer or (2) otherwise becomes aware of the Prohibited Transfer, such Investor shall, if exercising the option created hereby, deliver to the Ordinary Shareholder the Transfer Documents representing shares to be sold under this Section 4.6 by such Investor.

(iv) The Ordinary Shareholder shall, upon receipt of the Transfer Documents relating to the shares to be sold by a Investor, pursuant to this Section 4.6, pay the aggregate purchase price therefor and the amount of reimbursable fees and expenses, as specified in subparagraph 4.6(b)(i), in cash or by other means acceptable to the Investor. The Company will concurrently therewith record such transfer on its books and update its register of members and will promptly thereafter and in any event within five (5) days reissue certificates, as applicable, to the Ordinary Shareholder and the Investor reflecting the new securities held by them giving effect to such transfer.

(c) Any attempt by an Ordinary Shareholder to transfer Restricted Shares in violation of Section 4.3, 4.4 or 4.6(a) hereof shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of majority in interest of the Ordinary Shares (on an as-converted basis) held by the Investors, consenting together as a single class.

4.7 Restriction on Indirect Transfers.

(a) Without the prior written consent of the holders of at least 51% of the Series A Shares in issue, prior to the consummation of a Qualified Public Offering, each Founder shall not, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest in the Company held or controlled by him, directly or indirectly, (whether by him in or through Champion Shine, Empire China, Champion International Holdings Limited, a private company limited by shares and incorporated in Hong Kong, or the Company) such that after such transaction, such Founder’s attributable interest in Ordinary Shares shall be reduced by more than 10%. For illustration, if A owns 10% of B and B owns 50% of C, A’s “attributable interest” in C is 5%.

(b) Any transfer in violation of this Section 4.7 shall be void and each of the Company, Champion Shine and Empire China (as the case may be) hereby agrees that it will not effect any such a transfer nor will they treat any alleged transferee as the holder of the equity interest of the company in question without the prior written consent of the holders of at least 51% of the Series A Shares in issue.

(c) Champion Shine shall at the reasonable request of the Investors deliver to the Investors a certificate of incumbency, the cost of which shall be borne by the Investors.

4.8 Term. The provisions under this Section 4 shall terminate upon the consummation of a Qualified Public Offering.

5.	ASSIGNMENT AND AMENDMENT.

5.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights. The rights of the Investors under Section 1.1 are transferable to any holder of Series A Shares; provided, however, that no party may be assigned any of the foregoing rights unless (i) such party is a reputable investor and (ii) the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(b) Registration Rights. The registration rights of the Holders under Section 2 hereof may be assigned to any Holder or to any person acquiring Registrable Securities in a permitted transfer; provided, however, that no party may be assigned any of the foregoing rights unless (i) such party is a reputable investor and (ii) the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(c) Rights of Participation; Right of Refusal; Co-Sale Rights. The rights of the Investors under Sections 3 and 4 hereof are fully assignable in connection with any transfer of shares of the Company by such Investor; provided, however, that no party may be assigned any of the foregoing rights unless (i) such party is a reputable investor and (ii) the Company is given written notice by such Investor at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

5.2 Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Group Companies, only by the Company; (ii) as to the Founders, only by the Founders; (iii) as to the Investors, by each of the Investors and their respective permitted assignees pursuant to Section 5.1 hereof; provided, however, that any Investor may waive any of its rights hereunder without obtaining the consent of any other Investor; and (iv) as to the Ordinary Shareholders, by persons or entities holding a majority in interest of the Ordinary Shares held by the Ordinary Shareholders; provided, however, that any Ordinary Shareholder may waive any of its rights hereunder without obtaining the consent of any other Ordinary Shareholder. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon each Group Company, each Founder, each Investor, each Ordinary Shareholder, and their respective assigns.

6.	CONFIDENTIALITY AND NON-DISCLOSURE.

6.1 Disclosure of Terms. The terms and conditions of this Agreement, the Share Exchange Agreement, that certain Series A Preferred Share Subscription Agreement dated March 9, 2007 by and among certain of the Parties hereof (the “Prior Subscription Agreement”), the Ancillary Agreements (as defined in the Prior Subscription Agreement), and all exhibits and schedules attached to such agreements (collectively, the “Financing Terms”), shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is (i) in the public domain other than caused by the breach of the confidentiality obligations hereunder; and (ii) required to be disclosed by the rules of the relevant stock exchange.

6.2 Press Releases, Etc. Any press release issued by the Company containing any of the Financing Terms shall be released after notification of and consultation with the Investors. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without first consulting with the Investors.

6.3 Permitted Disclosures. Notwithstanding the foregoing, any Party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, each Investor shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to its fund manager, other funds managed by its fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors in each case only where such persons or entities are under appropriate nondisclosure obligations and provided that prior notice of such disclosure is given to the Company.

6.4 Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any of the Financing Terms in contravention of the provisions of this Section 6, such Party (the “Disclosing Party”) shall provide the other Parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other Parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5 Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the Parties hereto with respect to the transactions contemplated hereby.

6.6 Notices. All notices required under this Section 6 shall be made pursuant to Section 11.1 of this Agreement.

7.	PROTECTIVE PROVISIONS.

7.1 Acts of the Company Requiring Shareholder Approval. For so long as no less than ten percent (10%) of the Series A Shares issued and outstanding as of the date of this Agreement remain issued and outstanding, in addition to such other limitations as may be provided in the Restated Articles, the following acts of the Company shall require the written consent of the holder(s) of at least 66 2/3% of the Series A Shares in issue, voting together as a single class on an as-converted basis:

(i) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Shares;

(ii) any action to increase, decrease or alter the authorized or issued share capital of the Company or authorized number of Ordinary Shares or Series A Shares that may be issued;

(iii) any action to authorize, create or issue shares of any class or series of securities (including Convertible Securities) of the Company having rights preferences or privileges superior to or on a parity with the Series A Shares, with respect to voting, dividend, redemption, conversion, liquidation or other rights (including registration rights);

(iv) any action to reclassify or recapitalize the issued share capital of the Company;

(v) any change in the authorized size of the Board from eight (8) members;

(vi) any repurchase or redemption of any share, debt or equity security of the Company other than a (i) redemption of Series A Shares pursuant to Article 138 of the Restated Articles or (ii) pursuant to any termination of employment provision of any Board approved share incentive plan or equity incentive plan of the Company;

(vii) any adoption or material amendment to any Group Company’s business plan, or business scope which has been approved by the Investors;

(viii) the entry into any transaction involving both a Group Company and any Founder or any officer, director or shareholder of a Group Company or any affiliate of any Founder or officer, director or shareholder of a Group Company. For the purposes of this Agreement, “affiliate” means for a given person or entity, another person or entity that directly or indirectly through one or more intermediacies, controls, or is controlled by; or is under common control with such given person of entity;

(ix) any increase in excess of ten percent (10%) of the total compensation for any of the six (6) most highly compensated employees of any Group Company in a twelve (12) month period;

(x) any Group Company creating or permitting to exist any lien, pledge, security interest, change or encumbrance of any kind on any of its assets;

(xi) the adoption of, or material amendment to, any share or equity incentive plan;

(xii) any incurring of indebtedness or entering into fixed operating leases with value in excess of US $200,000 individually;

(xiii) any incurring of any capital expenditure in excess of US$300,000 individually or in the aggregate by any or all of the Group Companies in any calendar year;

(xiv) any merger, corporate reorganization (other than reorganization for the purpose of listing), sale of control, voluntary dissolution or liquidation, sale or exclusive license of all or substantially all of any Group Company’s intellectual property, or any transaction in which all or substantially all of the assets of any Group Company are sold;

(xv) any acquisition of the stock of or all, or substantially all, of the assets of any company for consideration greater than US$100,000;

(xvi) any acquisition of any security, whether publicly listed or otherwise, other than high investment grade money market instruments;

(xvii) any change of the corporate form of any Group Company or establishment of any direct or indirect subsidiaries or affiliates of any Group Company;

(xviii) any distribution of profits or payment or declaration of any dividend on Ordinary Shares or any series of preferred shares ranking junior to the Series A Shares contrary to the provisions in relation to the distribution of dividends as set out in Article 108 of the Restated Articles;

(xix) any alteration or amendment of the memorandum and/or articles of association (or equivalent documents) of the Company and/or any other Group Company which affects the rights of the holder(s) of Series A Shares; or

(xx) the consummation of any initial public offering or trade sale involving any Group Company (other than a Qualified Public Offering or Trade Sale (as defined below)).

8.	DRAG-ALONG RIGHT.

8.1 In the event that after March 13, 2009 the Holders (as defined in Section 2.2(d)) holding more than 80% of the Series A Shares then in issue (on an as-converted basis) (the “Requisite Holders”) approve of the terms of a written offer for a Trade Sale (as defined below) and notify the Company of such approved offer, then, in any such event, each of holders of Series A Shares and the Ordinary Shareholders shall each consent to, vote for and raise no objections to the proposed Trade Sale, and (i) if the proposed Trade Sale is structured as a merger, consolidation or sale of assets, the holders of Series A Shares and the Ordinary Shareholders shall each waive any dissenters’ rights, appraisal rights or any similar rights in connection with such merger, consolidation or sale of assets, (ii) if the proposed Trade Sale is structured as a sale of shares, the holders of Series A Shares and the Ordinary Shareholders shall each agree to sell their shares in the capital of the Company on the terms and conditions of the proposed Trade Sale that are approved by the Requisite Holders, and (iii) the holders of Series A Shares and the Ordinary Shareholders shall each take all necessary and desirable actions approved by the Requisite Holders in connection with the consummation of the proposed Trade Sale, including using commercially reasonable efforts to procure all other shareholders of the Company to consent to such sale as well as the execution of such agreements and such instruments and other actions reasonably necessary to (A) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to such proposed Trade Sale and (B) effectuate the allocation and distribution of the aggregate consideration upon the consummation of the proposed Trade Sale.

8.2 For purposes of this Agreement, an “Trade Sale” shall mean (A) the acquisition of the Company by another entity, or the acquisition by the Company of another entity, by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) in which the Company’s shareholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued as consideration for the Company’s acquisition or otherwise) fail to hold at least 50% of the voting power of the resulting or surviving corporation following such acquisition; (B) a sale of all or substantially all of the assets of the Company and/or the Group Companies; or (C) the grant of an exclusive license to all or substantially all of the Company’s or the other Group Companies’ intellectual property that is used to generate all or substantially all of the Group’s revenues, and in each case of (A), (B) and (C), the total proceeds of such transaction(s) would result in more than US$100 million.

9.	ORDINARY SHARE AND SHARE OPTION RESTRICTIONS.

9.1 Ordinary Share Restrictions. Unless otherwise approved by the Board, the Company shall not issue any Ordinary Shares directly or indirectly to the Founders or any directors or employees of the Group Companies, either through equity compensation plans, share option or restricted share grants (the “Share Equivalents”) or otherwise, unless such Ordinary Shares or Share Equivalents are (a) subject to a vesting schedule, such that twenty percent (20%) of the Ordinary Shares or Share Equivalents so issued or granted would vest on the first (1st) anniversary of the date of issuance or grant, with the balance vesting in forty-eight (48) equal monthly installments thereafter, thereby totaling a five-year vesting schedule.

9.2 Repurchase Option. To the extent permissible under applicable laws and except as otherwise approved by the Board, Ordinary Shares acquired by any employee of the Group Companies by exercising the share options or other rights granted under the Company’s share incentive plan prior to their vesting shall be subject to an option exercisable by the Company or its assignee to repurchase such unvested shares at cost if the employment of such employee is terminated with or without cause.

10.	OTHER UNDERTAKINGS.

Each of the Covenantors jointly and severally covenants to each of the Investors as follows:

10.1 Business of the Company and the PRC Companies. The business of the Company shall be restricted to the holding, management and disposition of equity interests in CDEL HK and the PRC Subsidiaries. The business of each PRC Company shall be restricted to the provision of online professional training courses and other value-added services in the PRC unless otherwise approved by the Investors.

10.2 Proprietary Information Agreements. The relevant Group Company shall cause its future departmental managers to enter into a proprietary information and inventions agreement in form and substance reasonably acceptable to the Investors, which agreement shall, without limitation, include assignment of invention, non-solicitation, non-competition and confidentiality provisions.

10.3 Tax.

(a) The Company shall not, and shall cause the shareholders of the Company not to, without the written consent of the Investors (which consent shall not be unreasonably withheld, withdrawn or delayed), issue or transfer shares in the Company to any person if following such issuance or transfer the Company, in the reasonable determination of counsel or accountants for the Investors, would be a CFC as defined in the United States Internal Revenue Code of 1986, as amended, in force as at the date hereof (the “Code”) with respect to the shares held by the Investors. No later than two (2) months following the end of each Company taxable year, the Company shall provide the following information to the Investors: (i) the Company’s capitalization table as of the end of the last day of such taxable year and (ii) a report regarding the Company’s status as a CFC. In addition, the Company shall provide the Investors with access to such other Company information as may be required by the Investors to determine the Company’s status as a CFC to determine whether the Investors are required to report their pro rata portions of the Company’s “Subpart F income” (as defined in the Code) on its United States federal income tax return, or to allow the Investors to otherwise comply with applicable United States federal income tax laws. In the event that the Company is determined by counsel or accountants for the Investors to be a CFC as defined in the Code (or any successor thereto) with respect to the shares held by the Investors, the Company agrees to use commercially reasonable efforts to avoid generating for any taxable year in which the Company is a CFC, “subpart F income,” as such term is defined in Section 952 of the Code. In the event that Company is determined by counsel or accountants for the Investors to be a CFC as defined in the Code (or any successor thereto) with respect to the shares held by any Investor, Company agrees, to the extent permitted by law, to annually make dividend distributions to each Investor in an amount equal to fifty percent (50%) of any income deemed distributed to such Investor pursuant to either of the foregoing provisions.

(b) The Company shall use its best efforts to avoid being a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any successor thereto). In connection with a “Qualified Electing Fund” election made by any Investor pursuant to Section 1295 of the Code (or any successor thereto), the Company shall provide annual financial information to the Investors in the PFIC annual information statement and shall provide the Investors with access to such other Company information as may be required for purposes of filing United States federal income tax returns in connection with such Qualified Electing Fund election. In the event that an Investor who has made a “Qualified Electing Fund” election must include in its gross income for a particular taxable year its pro rata share of the Company’s earnings and profits pursuant to Section 1293 of the Code (or any successor thereto), the Company agrees to the extent permitted by law, to make a dividend distribution to such Investor (no later than ninety (90) days following the end of the Investor’s taxable year) in an amount equal to fifty percent (50%) of the amount so included by such Investor.

(c) The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in the foregoing Sections 10.3(a) and 10.3(b) and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of the foregoing Sections 10.3(a) and 10.3(b).

(d) Except to the extent that the Investors elect otherwise, the Company shall take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the Company is treated as a corporation for United States federal income tax purposes.

10.4 Appointment of CFO. The Investors shall have the joint right with the Company to select a candidate to be the Chief Financial Officer (“CFO”) for the Company and the Board shall appoint such candidate to be CFO of the Company and shall continue to have such right with respect to any successive CFO candidate; provided that such right shall terminate upon the consummation of a Qualified Public Offering.

10.5 SAFE Compliance. Each of the Founders shall at his or the Company’s expense: (1) fully comply with all requirements and obligations of the PRC authorities with respect to their holding of the Ordinary Shares or other securities in the Company on a continuing basis, including, but not limited to receiving all approval, consents and permits from and fulfilling the reporting requirements with the applicable branch of SAFE, in a timely manner, as required under the Circular of SAFE on “Relevant Issues concerning Foreign Exchange Administration of Financing and Inbound Investment through Offshore Special Purpose Companies by PRC Residents” (the “SAFE Circular”), and other relevant obligations imposed by the PRC authorities and obtaining all consents, approvals and permits required by the PRC authorities in connection therewith; and (2) deliver to the Investors copies of the Offshore Investment Related Foreign Exchange Registration Certificate or Form for Offshore Investment Related Foreign Exchange Registration of a Domestic Resident Individual (as applicable) sealed by the relevant branch of SAFE immediately after such certificates are obtained for each of the Founders as required by the SAFE Circular and procure any amendments thereto as may be required by applicable PRC law.

10.6 Summitbest Loan. Each of the Group Companies, the Ordinary Shareholders and the Founders shall procure Champion International Holdings Limited, a private company limited by shares and incorporated in Hong Kong (“Champion International”) to repay to Summitbest Limited, a business company organized in the British Virgin Islands all amounts and obligations due and owing, including but not limited to the principal amount of US$2,000,000 when such payments are due under the terms and conditions of that certain Loan Agreement by and between Champion International and Summitbest Limited dated February 1, 2007 and shall notify the Investors within two (2) Business Days after the first anniversary of the signing date of the Loan Agreement as to whether or not Champion International has satisfied all such obligations in full.

10.7 Tax Indemnity. Each of the Covenantors undertakes to indemnify the Investors against any and all losses, liabilities, damages, suits, obligations, judgments or settlements or any kind (including, without limitation, all reasonable legal costs, costs of recovery and other expenses properly incurred by the Investors) resulting from any claim of taxation (including those resulting from cancellation or reclamation of tax benefits of any kind relating to the Group Companies but excluding any tax liability of the arrangements under any and all of the agreements and documents governing the relationships between the PRC Companies) arising from an event that occurred or is deemed to have occurred prior to March 13, 2007.

10.8 Indemnification. The Group Companies, the Ordinary Shareholders and the Founders shall, jointly and severally, indemnify, defend and hold harmless the Investors, from and against any and all Losses (defined below) arising out of, relating to, connected with or incidental to: (i) any material breach of any representation or warranty made by any of the Covenantors in this Agreement, (ii) any material failure by the Covenantors to comply with any covenant or agreement contained in the this Agreement or in any other documents or agreements contemplated hereby, (iii) any of the material transactions contemplated by the this Agreement. The agreements in this Section 10.8 shall survive any termination of this Agreement. For the purposes of this Agreement, “Losses” shall mean all losses, liabilities, damages, deficiencies, suits, claims (including suits and claims brought by any shareholder of the Company), debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including reasonable and properly incurred costs and expenses related thereto, including without limitation reasonable attorneys’ fees and disbursements, court costs, amounts paid in settlement and reasonable and properly incurred expenses of investigation.

11.	GENERAL PROVISIONS.

11.1 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when sent by facsimile at the number set forth in Exhibit B hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other Party as set forth in Exhibit B; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit B with next Business Day delivery guaranteed, provided that the sending Party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.1 by giving the other Parties written notice of the new address in the manner set forth above.

11.2 Process Agents.

(a) Orchid Asia III, L.P. and Orchid Asia Co-Investment Limited hereby irrevocably authorize and appoint Orchid Asia Hong Kong Management Co. Ltd. of Suite 6110, 61/F, The Center, 99 Queen’s Road, Central, Hong Kong (or such other person(s), being resident in Hong Kong, as they may from time to time appoint as their agents and notify to the other parties hereto) to accept service of all legal process arising out or in connection with this Agreement and service on Orchid Asia Hong Kong Management Co. Ltd. (or such substitute(s)) shall be deemed to be service on Orchid Asia III, L.P. and Orchid Asia Co-Investment Limited.

(b) Each of Champion Shine, the PRC Companies and the Founders (“Appointors”) hereby irrevocably authorizes and appoints Chan Wing Hong of Room 2105, 21/F, Office Tower, Langham Place, 8 Argyle Street, Mongkok, Hong Kong (or such other person(s), being resident in Hong Kong, as it may from time to time appoint as its agent(s) and notify to the other parties hereto) to accept service of all legal process arising out or in connection with this Agreement and service on Chan Wing Hong (or such substitute(s)) shall be deemed to be service on the relevant Appointor.

(c) Artson Limited hereby irrevocably authorize and appoint MTI Administration Limited of 22/F Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong (or such other person(s), being resident in Hong Kong, as they may from time to time appoint as their agents and notify to the other parties hereto) to accept service of all legal process arising out or in connection with this Agreement and service on MTI Administration Limited (or such substitute(s)) shall be deemed to be service on Artson Limited.

11.3 Entire Agreement. This Agreement and the schedules and exhibits hereto, constitute the entire agreement and understanding of the Parties with regard to the subject matter hereof and thereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof and thereof; provided, however that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

11.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the laws of Hong Kong without regard to provisions regarding choice of laws or conflict of laws.

11.5 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

11.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

11.7 Successors and Assigns. Subject to the provisions of Section 5.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the Parties hereto.

11.8 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.10 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Series A Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the issued shares of such class or series of shares by such subdivision, combination or share dividend (calculated on an as-converted basis).

11.11 Aggregation of Shares. All Series A Shares or Ordinary Shares held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.12 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall control. The Parties hereto agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

11.13 Dispute Resolution.

(a) Negotiation Between Parties. The Parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all Parties within fifteen (15) Business Days, Section 11.13(b) shall apply.

(b) Arbitration. In the event the Parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) then in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

11.14 Cessation of Shareholding

(a) Director. If a shareholder of the Company ceases to hold any share of the Company, it will immediately procure the resignation of any director of the Group Companies appointed by it.

(b) Effect. If a shareholder of the Company ceases to hold any share of the Company, its rights and obligations hereunder shall cease and determine save for any provision hereof which in relation to that shareholder is expressly or by implication intended to come into force on or to continue in force after such cessation, and without prejudice to the due performance by such person of all its obligations up to the date of such cessation and the remedies of any of the other shareholders of the Company and the Group Companies in respect of a breach thereof.

REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, the Parties hereto have executed or caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

CHINA DISTANCE EDUCATION HOLDINGS LIMITED

By:
Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

CDEL HK:

CHINA DISTANCE EDUCATION LIMITED

By:
Name:
Title:

PRC COMPANIES:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed or caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:

ORCHID ASIA III, L.P.

By:
Name:
Title:

ORCHID ASIA CO-INVESTMENT LIMITED

By:
Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed or caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

INVESTORS:

ARTSON LIMITED

By:
Name:
Title:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed or caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

ORDINARY SHAREHOLDERS:

CHAMPION SHINE TRADING LIMITED

By:
Name:
Title:

EMPIRE CHINA LIMITED

By:
Name:
Title:

ORDINARY SHAREHOLDER AND FOUNDER:

ZHU ZHENGDONG

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have executed or caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS:

SUN HONGFENG

YIN BAOHONG

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

EXHIBIT A

Founders

1.	SUN Hongfeng ( ), PRC ID No.: 320107660820081, Residence: Room 402, Unit 2, Building 26, Hualongyuanzhongli, Huo Ying Village, ChangPing District, Beijing, the PRC, 102208

2.	YIN Baohong ( ), PRC ID No.: 320102196710242849, Residence: Room 707, No. 7 Building, Taiyueyuan, Haidian District, Beijing, the PRC

EXHIBIT B

Notice

China Distance Education Holdings Limited

China Distance Education Limited

Address: 18th Floor, Xueyuan Guoji Tower, No. 1 Zhichun Road, Haidian District, Beijing, China 100083

Fax: (8610) 82337887

Tel: (8610) 82330288

Attn: Mr. ZHU Zhengdong

Champion Shine Trading Limited

Address: 18th Floor, Xueyuan Guoji Tower, No. 1 Zhichun Road, Haidian District, Beijing, China 100083

Fax: (8610) 82337887

Tel: (8610) 82330288

Attn: Mr. ZHU Zhengdong

Empire China Limited

Address: 18th Floor, Xueyuan Guoji Tower, No. 1 Zhichun Road, Haidian District, Beijing, China 100083

Fax: (8610) 82337887

Tel: (8610) 82330288

Attn: Mr. ZHU Zhengdong

Orchid Asia III, L.P.

Address: Suite 6110, 61/F, The Center, 99 Queen’s Road, Central, Hong Kong

Fax: (852) 21158120

Tel: (852) 21158810

Attn: Gabriel Li

Orchid Asia Co-Investment Limited

Address: Suite 6110, 61/F, The Center, 99 Queen’s Road, Central, Hong Kong

Fax: (852) 21158120

Tel: (852) 21158810

Attn: Gabriel Li

ARTSON Limited

Address: c/o 22/F, Hang Lung Centre, Paterson St, Causeway Bay, Hong Kong

Fax: (852) 25773509

Tel: (852) 28949800

Attn: Mr. George Ka Ki CHANG / Mr. SHI Jian-ming

ZHU Zhengdong

Address: 18th Floor, Xueyuan Guoji Tower, No. 1 Zhichun Road, Haidian District, Beijing, China 100083

Fax: (8610) 82337887

Tel: (8610) 82330288

SUN Hongfeng

Address: 18th Floor, Xueyuan Guoji Tower, No. 1 Zhichun Road, Haidian District, Beijing, China 100083

Fax: (8610) 82337887

Tel: (8610) 82330288

YIN Baohong

Address: 18th Floor, Xueyuan Guoji Tower, No. 1 Zhichun Road, Haidian District, Beijing, China 100083

Fax: (8610) 82337887

Tel: (8610) 82330288